EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166373 on Form S-3 of our reports dated February 21, 2012, relating to the consolidated financial statements and financial statement schedule of Boardwalk Pipeline Partners, LP, and the effectiveness of Boardwalk Pipeline Partners, LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Houston, Texas
February 21, 2012